UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2011 (December 1, 2011)

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in charter)

Nevada	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1660 Wynkoop St., Suite 900, Denver, CO 80202
(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 1, 2011, Stephen A. Holditch resigned from the Board of Directors (the “Board”) of Triangle Petroleum Corporation (the “Company”).  Mr. Holditch served as a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board. Mr. Holditch 's resignation was not the result of a disagreement with the Company on any matters relating to the Company's operations, policies or practices.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective as of December 2, 2011, the Board of Directors of Triangle Petroleum Corporation (the “Company”) amended its Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The Code serves as the Company’s code of ethics for principal executive and senior financial officers under Item 406 of Regulation S-K.  A copy of the amended Code of Business Conduct and Ethics is attached hereto as Exhibit 14.2 and is incorporated by reference into this Item 5.05.  A copy will soon be placed on the Company’s web site, www.trianglepetroleum.com, replacing the prior Code (adopted October 25, 2010).

The Code is being amended to make full use of the Company’s new Employee Hotline for reporting Code violations.  The amendments call for an employee to use the third-party hotline service to more effectively and quickly report to all members of the Audit Committee of the Company’s Board of Directors any violations and suspected violations of the Code.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

14.2	Code of Business Conduct and Ethics for Principal Executive and Senior Financial Officers, dated as of December 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2011	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Peter Hill
Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

14.2	Code of Business Conduct and Ethics for Principal Executive and Senior Financial Officers, dated as of December 2, 2011.